UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2010

Palmetto Bancshares, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	0-26016	74-2235055
State or other jurisdiction of incorporation	Commission File Number	IRS Employer I.D. number

306 East North Street, Greenville, South Carolina		29601
Address of principal executive offices		Zip Code

800.725.2265

Registrant’s telephone number

N/A

(Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) As part of the succession plan adopted by the Company and previously reported on the Current Report on Form 8-K dated May 26, 2009, on December 16, 2010, L. Leon Patterson informed the Boards of Directors of Palmetto Bancshares, Inc. (the “Company”) and The Palmetto Bank (the “Bank”) of his intention to retire from his position of Senior Executive for Strategic Development of the Company effective December 31, 2010. Mr. Patterson will continue in his current role as nonexecutive Chairman of the Board of Directors of both the Company and the Bank. As noted below, following his retirement on December 31, 2010, Mr. Patterson will enter into a consulting arrangement with the Company. Mr. Patterson’s retirement is not a result of any disagreements with the Company over matters relating to the Company’s operations, accounting policies and financial reporting, or other practices.

The Board of Directors is pleased that Mr. Patterson will continue his service to the Company in 2011, and thanks him for his forty three years of leadership to the Company and the Bank.

(e) The Company’s Board of Directors believes that it is important to the Company that Mr. Patterson continue his relationship with various stakeholders. Accordingly, effective January 1, 2011, Mr. Patterson will become a non-employee consultant to the Company. In connection with this role, Mr. Patterson will assist the Company with community, client and shareholder relations. Under a written consulting agreement, Mr. Patterson will provide 16 hours per week of consulting services to the Company for an annual fee of $37,000. In addition, the Company will continue to pay the life insurance premium for a term life insurance policy on Mr. Patterson for calendar year 2011. The consulting agreement with Mr. Patterson terminates on December 31, 2011. Mr. Patterson will continue to receive fees consistent with the Company’s overall Board compensation levels in connection with his continuing role as Chairman of the Boards of Directors of both the Company and the Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALMETTO BANCSHARES, INC.

By:

/s/ Samuel L. Erwin
Samuel L. Erwin
Chief Executive Officer

Date: December 21, 2010